Exhibit 99.1

Harsha V. Agadi Named Crawford & Company® President and CEO

ATLANTA (June 21, 2016) – Crawford & Company®, one of the world’s largest independent providers of claims management solutions to insurance companies and self-insured entities, has named Harsha V. Agadi president and CEO. He has served as interim president and CEO since August 2015.

“During Harsha’s interim leadership period, he made some tough but necessary changes that helped move Crawford toward profitable growth,” said Charles H. Ogburn, Crawford’s non-executive chairman of the Board. “He thinks strategically and has the results-oriented approach necessary to help us navigate through an expanding and ever-evolving industry. After conducting a comprehensive search over the past few months, we have chosen the right leader to take Crawford & Company into the future.”

Agadi is chairman of GHS Holdings LLC, a family office; and has nearly 30 years’ experience in various executive management positions for several food service, franchise and Fortune 500® companies. This is the fifth time he has held the title of CEO. He has been a member of the Crawford Board of Directors since 2010 and will continue to serve on Crawford’s Board. He additionally serves on the Boards of Belmond Ltd. and Diversified Foodservice Supply, Inc. Agadi actively participates on the Board of Visitors of Fuqua School of Business at Duke University, his alma mater.

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About Crawford®

Based in Atlanta, Ga., Crawford & Company (www.crawfordandcompany.com) is one of the world’s largest independent providers of claims management solutions to the risk management and insurance industry as well as self-insured entities, with an expansive global network serving clients in more than 70 countries. The Crawford Solution™offers comprehensive, integrated claims services, business process outsourcing and consulting services for major product lines including property and casualty claims management, workers compensation claims and medical management, and legal administration. The Company’s shares are traded on the NYSE under the symbols CRD-A and CRD-B.

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For more information, please contact:

Kara Grady, vice president, Corporate Communications

404.300.1901 (office)

404.825.4694 (cell)

Kara_Grady@us.crawco.com